EXHIBIT 10.17

Re:	Award of Transaction Bonus and Amendment to Employment Agreement and Restricted Stock Award Agreements

Dear John:

In recognition of your past services to Spectrum Brands, Inc. (the “Company”) and the importance of your past and continued services to the consummation of the Company’s sale of its global pet supply and aquatic business (the “Pet Business”), the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved (1) an award of a cash bonus payable to you upon the consummation of that sale and (2) the waiver of the provisions in agreements evidencing awards to you of restricted stock that would cause you to forfeit unvested shares as a result of the consummation of the sale. This letter serves to document the changes approved by the Committee and, upon your execution of a copy of this letter and as an amendment to the restricted stock award agreements as described below.

Transaction Bonus

Following the closing of the sale of the Pet Business, but in no event later than thirty (30) days after that closing, the Company will make a cash payment to you in the amount of $337,500, less such amounts as the Company is required by applicable law to withhold.

Amendment to Restricted Stock Agreements

Section 3(b) of each of the restricted stock award agreements between you and the Company dated April 1, 2005 for 25,000 shares issued in connection with the execution of your employment agreement and February 1, 2006 are amended in their entirety to read as follows:

(b) Forfeiture of Shares. Notwithstanding anything contained herein to the contrary, upon the Employee’s termination of employment with the Company and all of its subsidiaries and affiliates for any reason other than as a result of the Company’s disposition of its global pet supply and aquatic business, the Employee shall forfeit all Shares subject to restrictions that have not lapsed as of such termination, and the Employee shall have no further rights with respect to those Shares. Immediately before the Employee’s termination of employment that results from the Company’s disposition of its global pet supply and aquatic business, all restrictions remaining on Shares shall lapse. Shares that are no longer subject to restrictions at the time of the Employee’s termination shall not be forfeited.

If you have any questions about this letter, please contact Kent Hussey. Otherwise, please sign a copy of this letter and return the signed copy to Kent Hussey.

On behalf of the Committee, the Board of Directors, the Company and its shareholders, I congratulate you on your accomplishments and thank you for your outstanding service.

Sincerely,

/s/ Kent J. Hussey

Accepted:

/s/ John A. Heil	Date:	June 9, 2008
John A. Heil